Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	847-646-4538	847-646-5494
	cec@kraft.com	ir@kraft.com

KRAFT FOODS REPORTS STRONG OPERATING MOMENTUM IN THIRD QUARTER

•	Q3 net revenues increased 19.4% to $10.5 billion; organic net revenues[1] grew 7.1%
•	Q3 diluted EPS of $0.93 more than doubled;$0.44 excluding items[1] was equal to prior year
•	2008 organic revenue growth guidance raised to 7%, up from at least 6%
•	2008 EPS guidance excluding items confirmed to be at least $1.88

NORTHFIELD, Ill. – October 29, 2008 – Kraft Foods Inc. (NYSE: KFT) today reported third-quarter 2008 results that reflected continued improvement in business fundamentals as the company executes its three-year turnaround plan. Strong organic net revenue growth was driven by pricing actions to offset significantly higher input costs. Reported earnings per share increased in the third quarter primarily due to a one-time gain from the exit of the Post cereal business. Earnings per share excluding items were equal to prior year as strong gains from continuing operations were offset by higher interest expense and lower earnings from discontinued operations. In addition, the company’s commodity hedging activities negatively impacted the current quarter by approximately $180 million, about 18 percentage points of EPS growth, offsetting benefits recognized earlier in the year1.

“Kraft had a strong quarter in a difficult environment,” said Irene Rosenfeld, Chairman and CEO. “Our operating momentum continued with solid top- and bottom-line contributions from all geographies. I am especially pleased that our volumes in the third quarter held up better than expected, despite significant cost-driven price increases and an unsettled economic environment.

“As family budgets are squeezed, our ongoing programs to add value to our products through investments in quality, marketing and innovation are paying off. Consumers are increasingly coming home to Kraft for delicious food and great value. As a result, we remain confident that we will deliver our 2008 commitments, with strong momentum going into 2009.”

•	Net revenues: Third quarter net revenues increased 19.4 percent to $10.5 billion. The LU biscuit acquisition added 9.3 percentage points to net revenue growth that was partly offset by a 0.9

1 Please see discussion of Non-GAAP Financial Measures.

percentage point impact from divestitures. Net revenue growth also benefited from a 3.9 percentage point gain from currency.

Excluding these factors, organic net revenue growth1 was 7.1 percent. Pricing contributed 8.4 percentage points, unfavorable mix reduced net revenue by 0.4 percentage points and volume was down 0.9 percent, reflecting the impact of significant cost-driven pricing actions.

•

Operating income: Reported operating income in the quarter increased 17.1 percent from the prior year to $1.0 billion. Operating income excluding items[1] increased 14.2 percent versus the prior year. The benefits of the LU biscuit acquisition, strong organic revenue growth, and associated overhead cost leverage more than offset significantly higher input costs and the previously anticipated impact of certain commodity hedging activities[1]. The company’s commodity hedging activities negatively impacted the current quarter by approximately $180 million, offsetting benefits recognized earlier in the year. This includes approximately $140 million of unrealized losses from commodity hedging activities and approximately $40 million of realized commodity hedging gains recorded in prior quarters.

•

Tax rate: Kraft’s reported tax rate in third quarter 2008 was 26.0 percent. Excluding items[1], the third quarter rate was 29.2 percent compared to 30.7 percent in third quarter 2007, reflecting the geographic mix of earnings, recent legislative changes and several discrete items.

•

Earnings per share: Third-quarter 2008 reported earnings per share were $0.93, up from $0.38 in third quarter 2007. During the quarter, the company recorded a $0.57 gain related to the exit of the Post cereals business. The company also incurred $0.07 per share in asset impairment, exit and implementation costs, compared to $0.06 in the same quarter a year ago.

Items[1] Affecting EPS Comparability	Third Quarter
	2008		2007	Growth (%)
Reported EPS	$0.93		$0.38	100.0+	%

Asset Impairment, Exit and Implementation Costs	0.07		0.06

Gain on Divestiture of Discontinued Operations	(0.57)		—

EPS excluding items	$0.44	*	$0.44	—%

* Does not add due to rounding.

1 Please see discussion of Non-GAAP Financial Measures.

Excluding items1, third-quarter 2008 earnings per share were $0.44, equal to third quarter 2007. Compared to the prior year, earnings per share excluding items reflected a $0.13 contribution from operational gains, a $0.02 contribution from lower shares outstanding, a $0.01 benefit from currency, and a $0.01 benefit from a lower effective tax rate. These gains were offset by $0.06 in unrealized losses from certain commodity hedging activities, a $0.06 negative impact from higher interest expense, and a $0.05 decline in earnings from discontinued operations. In addition, the $0.13 contribution from operational gains in the quarter was negatively impacted by $0.02 due to the benefits of commodity hedging gains recognized in prior quarters.

THIRD QUARTER 2008 RESULTS, DISCUSSION BY SEGMENT*

	Q3 2008 (percent growth)
	Net Revenues	Organic Net Revenues[1]	Operating Income	Operating Income Excluding Items[1]
Total Kraft	19.4%	7.1%	17.1%	14.2%

North America	5.9	6.1	33.3	13.1

U.S. Beverages	4.4	7.4	100.0+	(1.8)
U.S. Cheese	7.0	7.0	96.7	68.9
U.S. Convenient Meals	8.6	8.6	(2.2)	(5.8)
U.S. Grocery	5.9	5.9	6.4	5.0
U.S. Snacks	4.4	4.1	8.3	3.6
Canada & N.A. Foodservice	5.3	4.5	15.3	20.9

International	43.3	9.0	51.0	66.1

European Union	46.9	1.8	38.0	76.5
Developing Markets	38.2	19.1	63.6	55.2

U.S. Beverages

Organic net revenues grew 7.4 percent reflecting gains from cost-driven pricing as well as volume growth across coffee, ready-to-drink beverages and powdered beverages. Growth in coffee was attributable to share gains in mainstream coffee behind the continued success of the Maxwell House restage as well as double-digit growth in Tassimo on-demand coffee that was partially offset by softness in premium coffee. Share gains from improved marketing and quality improvements in Capri Sun

* Please refer to the company’s Form 8-K filed April 11, 2008, for discussion of changes to reportable business segments and the company’s Form 8-K filed September 19, 2008, for discussion of Post cereals discontinued operations.

1 Please see discussion of Non-GAAP Financial Measures.

Roarin’ Waters and 100% Juice offerings and Kool-Aid contributed to ready-to-drink beverage growth. Powdered beverage revenue grew in the quarter due to the continued success of value-oriented consumer programs behind Kool-Aid. Operating income excluding items declined 1.8 percent as the benefit of price increases and volume growth was more than offset by higher input costs and, to a lesser extent, unfavorable product mix.

U.S. Cheese

Organic net revenues grew 7.0 percent reflecting significant, cost-driven price increases that were partially offset by lower volume and unfavorable product mix. Volume gains from new products such as Kraft Bagel-fuls were more than offset by volume weakness related to cost-driven price increases as well as planned volume declines in the lower-margin natural cheese business. Operating income excluding items increased 68.9 percent in the third quarter versus a weak third quarter last year. During the quarter, pricing more than offset the impact of higher input costs, lower volume and unfavorable product mix as the benefits of past pricing actions began to catch up to the escalation of costs experienced during prior quarters.

U.S. Convenient Meals

Organic net revenues grew 8.6 percent driven by cost-driven price increases and favorable product mix. Strong results for DiGiorno and California Pizza Kitchen pizzas, including the launch of the “For One” line of individual size pizzas, as well as ongoing gains from Oscar Mayer Deli Fresh meats and Oscar Mayer Deli Creations sandwiches drove revenue growth. Operating income excluding items declined 5.8 percent as pricing actions lagged input cost increases, unfavorable mix and higher marketing and overhead expenses.

U.S. Grocery

Organic net revenues grew 5.9 percent primarily due to cost-driven pricing. Significant volume and mix gains were achieved from marketing the value proposition of Kraft macaroni and cheese and Jell-O dry packaged desserts. Lower volumes of pourable and spoonable salad dressings related to cost-driven price increases partially offset the gains. Operating income excluding items increased 5.0 percent as gains, primarily from organic revenue growth, more than offset higher input costs.

U.S. Snacks

Organic net revenues grew 4.1 percent as pricing more than offset lower volume and unfavorable product mix. In biscuits, investments in quality and marketing behind core brands such as Oreo, Chips Ahoy!, and Ritz, as well as the success of new Kraft Mac and Cheese crackers, contributed to strong revenue gains in the quarter. These gains were partially offset by revenue declines in snack bars, due in part to product pruning, and to a lesser extent, pricing-related volume weakness in snack nuts. Operating income excluding items increased 3.6 percent driven by the benefits of price increases, the timing of marketing expenditures and lower overhead costs. The gains more than offset higher input costs, as well as the impact of lower volume and unfavorable product mix. In addition, results were negatively impacted by approximately $25 million, or about 15 percentage points of growth, due to the benefits of commodity hedging activities recognized in prior quarters.

Canada & North America Foodservice

Organic net revenues grew 4.5 percent behind cost-driven pricing as well as volume growth. Canada drove volume gains from improved in-store execution as well as investments in marketing and innovation. Foodservice net revenues were relatively flat as gains from new product innovation were more than offset by lower volume from the pruning of lower-margin businesses and unfavorable product mix due in part to a slowdown in casual dining traffic. Operating income excluding items grew 20.9 percent as the benefits of pricing, volume growth and lower overhead costs more than offset higher input costs.

European Union

Organic net revenues grew 1.8 percent reflecting cost-driven pricing actions that more than offset a volume decline due partly to product pruning activity. Further investments in marketing and innovation behind the Milka brand drove solid volume growth in chocolate. Ongoing investments in the Philadelphia brand drove cheese growth in the quarter while coffee revenue declined modestly as gains in Gevalia and Tassimo were offset by planned volume losses in less profitable brands. Additionally, the LU biscuit business delivered 4.5 percent like-for-like growth in the quarter. Operating income excluding items grew 76.5 percent, including a 59.1 percentage point contribution from the acquisition of the LU biscuit business. The benefits of higher pricing, favorable product mix and lower marketing investments and overhead costs more than offset higher input costs and lower volume.

Developing Markets

Organic net revenues grew 19.1 percent driven by strong results in every region. Successful investments in chocolate and coffee drove significant volume and revenue growth across all key markets in the Eastern Europe, Middle East & Africa region. Latin American growth was driven by pricing gains in biscuits in Venezuela, growth in chocolate and biscuits in Argentina and strong performance in Brazil that was aided by a value-added tax credit. Revenues in the Asia Pacific region grew due to pricing gains across key markets. Operating income excluding items increased 55.2 percent, including a 4.8 percentage point benefit from the acquisition of the LU biscuit business. The primary drivers of the strong increase in operating income in the quarter were pricing, a value-added tax credit in Brazil and favorable product mix that more than offset higher input costs, increased marketing investments and overhead costs.

OUTLOOK1

Given stronger than expected year-to-date volume performance, Kraft has raised its outlook for 2008 organic net revenue growth to 7 percent, up from a previous expectation of at least 6 percent.

Additionally, the company now expects 2008 GAAP EPS of at least $1.96 per share versus a previous expectation of at least $1.54 per share, reflecting an increase of $0.52 related to the exit of the Post cereals business, $0.07 in incremental restructuring costs and $0.03 in impairment and other costs related to the divestiture of the Nordic and Baltic salty snacks business.

Excluding items, the company kept its 2008 EPS guidance of at least $1.88 for the full year unchanged. However, the guidance now reflects a lower full-year effective tax rate offset by the expected negative impacts of currency and higher interest expense, slightly higher-than-expected dilution from the exit of the Post cereals business as well as an increased level of investment in future growth.

The full-year effective tax rate excluding items is expected to be approximately 31.5 percent, down from approximately 33.0 percent previously, reflecting the geographic mix of earnings, recent legislative changes and the expected outcome of certain discrete items.

The company continues to expect cumulative annualized savings from its restructuring program to reach approximately $1.1 billion by year-end 2008 and $1.4 billion for the total program. To date, cumulative annualized savings from this cost restructuring program totaled approximately $1.0 billion, up from approximately $0.8 billion at the end of 2007.

Additionally, the company reiterated its 2009 guidance for organic net revenue growth of at least 4 percent and GAAP EPS of at least $2.00.

“Based on our strong operating momentum, I’m confident that at least $2.00 GAAP EPS in 2009 remains a realistic and achievable target,” said Rosenfeld. “Obviously, there are a number of moving parts, and recent turmoil in the financial markets could reduce our upside potential. We will continue to backstop our plans and will provide an update as the picture becomes clearer in the New Year.”

1 Please see discussion of Non-GAAP Financial Measures.

CONFERENCE CALL

Kraft Foods will host a conference call for investors with accompanying slides to review its results at 8 a.m. EDT today. Access to a live audio webcast with accompanying slides is available at www.kraft.com, and a replay of the event will be available on the company’s web site.

ABOUT KRAFT FOODS INC.

Kraft Foods (www.kraft.com) is the world’s second largest food company with annual revenues of approximately $40 billion and sales in more than 150 countries. For more than a century, we’ve been inspired by consumers to deliver delicious foods that fit the way they live. From American brand icons like Kraft cheeses, dinners and dressings, Maxwell House coffees and Oscar Mayer meats, to global powerhouse brands like Oreo and LU biscuits, Philadelphia cream cheeses, Jacobs and Carte Noire coffees, Tang powdered beverages and Milka, Côte d’Or, Lacta and Toblerone chocolates, we’re proud that our brands deliver millions of smiles a day. Kraft Foods (NYSE: KFT) is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, the Dow Jones Sustainability Index and Ethibel Sustainability Index.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding our 2008 guidance, in particular, expected organic revenue growth and EPS; our belief that ongoing programs to add value to our products through investments in quality, marketing and innovation are paying off; our confidence that we will deliver our 2008 commitments; our expectation for strong momentum going into 2009; with regard to our 2008 outlook, our full-year effective tax rate and our expectation for cumulative annualized savings related to our restructuring program; our 2009 organic net revenue growth and EPS; and our intent to backstop our plans and provide an update on 2009 EPS. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, continued higher input costs, pricing actions, increased competition, increased costs of sales, our ability to realize the expected cost savings and spending from our planned restructuring program, unexpected safety or manufacturing issues, unanticipated expenses such as litigation or legal settlement expenses, our ability to successfully integrate the LU biscuit business, a shift in our product mix to lower margin offerings, risks from operating internationally, and tax law changes. For additional information on these and other factors that could affect our forward-looking statements, see our filings with the SEC, including our most recently filed Annual Report on Form 10-K/A and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release.

NON-GAAP FINANCIAL MEASURES

The company reports its financial results in accordance with generally accepted accounting principles (GAAP). The company is presenting various operating results, such as operating income, operating income margin, effective tax rate, net earnings and EPS on both a reported basis and on a basis excluding items that affect comparability of results. When the company uses operating results, such as operating income, operating income margin, effective tax rate, net earnings and EPS, excluding items, they are considered non-GAAP financial measures. The term “items” includes asset impairment, exit and implementation costs primarily related to a restructuring program that began in the first quarter of 2004 (the “Restructuring Program”). These restructuring charges include separation-related costs, asset write-downs, and other costs related to the implementation of the Restructuring Program. Other excluded items pertain to asset impairment charges on certain long-lived assets, gains and losses on divestitures, interest from tax reserve transfers from Altria Group, Inc., the favorable resolution of Altria Group, Inc.’s 1996-1999 IRS Tax Audit in 2006, other one-time costs related to the company’s European Union segment reorganization, charges from certain legal matters, and a deferred tax reconciliation item.

Management believes that certain non-GAAP financial measures and corresponding ratios provide additional meaningful comparisons between current results and results in prior operating periods. More specifically, management believes these non-GAAP financial measures reflect fundamental business performance because they exclude certain items that affect comparability of results.

The company’s top-line guidance measure is organic net revenues, which excludes the impact of acquisitions, divestitures and currency. The company uses organic net revenues and corresponding growth ratios as non-GAAP financial measures. Management believes this measure better reflects revenues on a going-forward basis and provides improved comparability of results.

Management uses segment operating income and segment operating income excluding items to evaluate segment performance and allocate resources. Beginning in the second quarter of 2008, we began excluding unrealized gains and losses on hedging activity from segment operating income in order to provide better transparency of our segment operating results. Once realized, the gains and losses on hedging activities are recorded within segment operating results. Segment operating income now excludes unrealized gains and losses on hedging activity (which is a component of cost of sales), general corporate expenses and amortization of intangibles for all periods presented. Management believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Additionally, “certain commodity hedging activities” include the timing impacts of realized gains and losses on commodity hedges recorded earlier in the year.

The company measures EPS growth excluding the impacts of timing from certain commodity hedging activities. EPS growth was negatively impacted by approximately $140 million of unrealized losses from commodity hedging activities, or 14 percentage points of EPS growth, recorded in the current quarter, and approximately $40 million of realized gains on certain commodity hedging activities, or 4 percentage points of EPS growth, recorded in prior quarters. The total negative impact, or about 18 percentage points of EPS growth, is a non-GAAP measure. Management believes that including this measure better reflects the overall impact to EPS growth from the timing impacts on our third quarter results from certain commodity hedging activities.

See the attached schedules for supplemental financial data and corresponding reconciliations to certain GAAP financial measures for the quarters ended September 30, 2008, and September 30, 2007. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different, and reconciling information is not available without unreasonable effort, with regard to the non-GAAP financial measures in our 2008 and 2009 Outlook, we have not provided that information. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures that other companies use. A reconciliation of all non-GAAP measures to the nearest comparable GAAP used in this earnings release can be found on the company’s web site, www.kraft.com.

# # #

Kraft Foods Inc. and Subsidiaries
Condensed Statements of Earnings	Schedule 1
For the Three Months Ended September 30,
(in millions, except per share data) (Unaudited)

	As Reported (GAAP) [1]			Excluding Items (Non-GAAP) [1]
	2008	2007	% Change	2008	2007	% Change
Net revenues	$10,462	$8,760	19.4%	$10,462	$8,760	19.4%
Cost of sales	7,096	5,835	(21.6)%	7,090	5,818	(21.9)%
Gross profit	3,366	2,925	15.1%	3,372	2,942	14.6%
Marketing, administration & research costs	2,084	1,818	(14.6)%	2,066	1,808	(14.3)%
Asset impairment and exit costs	123	173	28.9%	—	—	—
(Gains) / losses on divestitures, net	1	—	(100.0+ )%	—	—	—
Amortization of intangibles	7	3	(100.0+ )%	7	3	(100.0+ )%
General corporate expenses	115	46	(100.0+ )%	60	46	(30.4)%
Operating income	1,036	885	17.1%	1,239	1,085	14.2%
Interest & other debt expense, net	298	165	(80.6)%	298	165	(80.6)%
Earnings from continuing operations before income taxes	738	720	2.5%	941	920	2.3%
Provision for income taxes	192	185	(3.8)%	275	282	2.5%
Effective tax rate	26.0%	25.7%		29.2%	30.7%
Earnings from continuing operations	$546	$535	2.1%	$666	$638	4.4%
Earnings from discontinued operations, net of income taxes	(8)	61	(100.0+ )%	(8)	61	(100.0+ )%
Gain on divestiture of discontinued operations, net of income taxes	860	—	100.0+ %	—	—	—
Net earnings	$1,398	$596	100.0+ %	$658	$699	(5.9)%
Earnings per share:
Basic
- Continuing operations	0.37	0.34	8.8%	$0.45	$0.41	9.8%
- Discontinued operations	0.58	0.04	100.0+ %	(0.01)	0.04	(100.0+ )%

- Net earnings	$0.95	$0.38	100.0+ %	$0.44	$0.45	(2.2)%
Diluted
- Continuing operations	$0.36	$0.34	5.9%	$0.45	$0.40	12.5%
- Discontinued operations	0.57	0.04	100.0+ %	(0.01)	0.04	(100.0+ )%

- Net earnings	$0.93	$0.38	100.0+ %	$0.44	$0.44	—
Average shares outstanding:
Basic	1,479	1,557		1,479	1,557
Diluted	1,496	1,576		1,496	1,576
Gross margin	32.2%	33.4%		32.2%	33.6%
Operating income margin	9.9%	10.1%		11.8%	12.4%

[1]	Reconciliation of GAAP to Non-GAAP Condensed Statement of Earnings is available at www.kraft.com.

Kraft Foods Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information	Schedule 2
Net Revenues
For the Three Months Ended September 30,
($ in millions) (Unaudited)

						% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures / Other	Impact of Acquisitions	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)	Volume		Mix		Price
2008 Reconciliation
U.S. Beverages	$743	$—	$—	$—	$743	4.4%	7.4%	3.5	pp	(0.3	)pp	4.2	pp
U.S. Cheese	919	—	—	—	919	7.0%	7.0%	(8.9)		(1.8)		17.7
U.S. Convenient Meals	1,081	—	—	—	1,081	8.6%	8.6%	0.0		1.0		7.6
U.S. Grocery	802	—	—	—	802	5.9%	5.9%	0.2		0.5		5.2
U.S. Snacks	1,274	—	(4)	—	1,270	4.4%	4.1%	(4.1)		(2.9)		11.1
Canada & N.A. Foodservice	1,109	—	(1)	(12)	1,096	5.3%	4.5%	1.8		(0.7)		3.4

North America	$5,928	$—	$(5)	$(12)	$5,911	5.9%	6.1%	(0.6)		(1.7)		8.4

European Union	2,725	(5)	(668)	(212)	1,840	46.9%	1.8%	(2.9)		(0.2)		4.9
Developing Markets	1,809	—	(135)	(115)	1,559	38.2%	19.1%	(0.7)		6.8		13.0

International	$4,534	$(5)	$(803)	$(327)	$3,399	43.3%	9.0%	(1.7)		2.4		8.3

Kraft Foods	$10,462	$(5)	$(808)	$(339)	$9,310	19.4%	7.1%	(0.9	)pp	(0.4	)pp	8.4	pp

2007 Reconciliation
U.S. Beverages	$712	$(20)	$—	$—	$692
U.S. Cheese	859	—	—	—	859
U.S. Convenient Meals	995	—	—	—	995
U.S. Grocery	757	—	—	—	757
U.S. Snacks	1,220	—	—	—	1,220
Canada & N.A. Foodservice	1,053	(4)	—	—	1,049

North America	$5,596	$(24)	$—	$—	$5,572

European Union	1,855	(47)	—	—	1,808
Developing Markets	1,309	—	—	—	1,309

International	$3,164	$(47)	$—	$—	$3,117

Kraft Foods	$8,760	$(71)	$—	$—	$8,689

Kraft Foods Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information	Schedule 3
Operating Income[1]
For the Three Months Ended September 30,
($ in millions) (Unaudited)

						% Change
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non- Restructuring	(Gains) / Losses on Divestitures, net	Excluding Items (Non- GAAP)	As Reported (GAAP)	Excluding Items (Non- GAAP)
2008 Reconciliation
U.S. Beverages	$81	$27	$—	$1	$109	100.0+ %	(1.8)%
U.S. Cheese	179	—	—	—	179	96.7%	68.9%
U.S. Convenient Meals	91	7	—	—	98	(2.2)%	(5.8)%
U.S. Grocery	233	—	—	—	233	6.4%	5.0%
U.S. Snacks	170	1	—	—	171	8.3%	3.6%
Canada & N.A. Foodservice	151	11	—	—	162	15.3%	20.9%

North America	$905	$46	$—	$1	$952	33.3%	13.1%

European Union	178	35	57	—	270	38.0%	76.5%
Developing Markets	216	9	—	—	225	63.6%	55.2%

International	$394	$44	$57	$—	$495	51.0%	66.1%

Unrealized G/(L) on Hedging Activity	(141)	—	—	—	(141)	(100.0+ )%	(100.0+ )%
Corporate Items	(122)	—	55	—	(67)	(100.0+ )%	(36.7)%

Kraft Foods	$1,036	$90	$112	$1	$1,239	17.1%	14.2%

2007 Reconciliation
U.S. Beverages	$(12)	$3	$120	$—	$111
U.S. Cheese	91	15	—	—	106
U.S. Convenient Meals	93	11	—	—	104
U.S. Grocery	219	3	—	—	222
U.S. Snacks	157	8	—	—	165
Canada & N.A. Foodservice	131	3	—	—	134

North America	$679	$43	$120	$—	$842

European Union	129	24	—	—	153
Developing Markets	132	13	—	—	145

International	$261	$37	$—	$—	$298

Unrealized G/(L) on Hedging Activity	(6)	—	—	—	(6)
Corporate Items	(49)	—	—	—	(49)

Kraft Foods	$885	$80	$120	$—	$1,085

[1]	Unrealized gains and losses on hedging activity are now excluded from segment operating income in order to provide better transparency of our segment operating results.

Kraft Foods Inc. and Subsidiaries
Condensed Statements of Earnings	Schedule 4
For the Nine Months Ended September 30,
(in millions, except per share data) (Unaudited)

	As Reported (GAAP) [1]			Excluding Items (Non-GAAP) [1]
	2008	2007	% Change	2008	2007	% Change
Net revenues	$31,434	$25,991	20.9%	$31,434	$25,991	20.9%
Cost of sales	20,813	17,018	(22.3)%	20,798	16,971	(22.6)%
Gross profit	10,621	8,973	18.4%	10,636	9,020	17.9%
Marketing, administration & research costs	6,473	5,492	(17.9)%	6,424	5,441	(18.1)%
Asset impairment and exit costs	306	347	11.8%	—	—	—
(Gains) / losses on divestitures, net	93	(20)	(100.0+ )%	—	—	—
Amortization of intangibles	18	9	(100.0)%	18	9	(100.0)%
General corporate expenses	216	139	(55.4)%	161	139	(15.8)%
Operating income	3,515	3,006	16.9%	4,033	3,431	17.5%
Interest & other debt expense, net	934	378	(100.0+ )%	934	455	(100.0+ )%
Earnings from continuing operations before income taxes	2,581	2,628	(1.8)%	3,099	2,976	4.1%
Provision for income taxes	818	803	(1.9)%	996	939	(6.1)%
Effective tax rate	31.7%	30.6%		32.1%	31.6%
Earnings from continuing operations	$1,763	$1,825	(3.4)%	$2,103	$2,037	3.2%
Earnings from discontinued operations, net of income taxes	115	180	(36.1)%	115	180	(36.1)%
Gain on divestiture of discontinued operations, net of income taxes	860	—	100.0+ %	—	—	—
Net earnings	$2,738	$2,005	36.6%	$2,218	$2,217	—
Earnings per share:
Basic
- Continuing operations	$1.17	$1.15	1.7%	$1.40	$1.28	9.4%
- Discontinued operations	0.65	0.11	100.0+ %	0.08	0.11	(27.3)%

- Net earnings	$1.82	$1.26	44.4%	$1.48	$1.39	6.5%
Diluted
- Continuing operations	$1.16	$1.13	2.7%	$1.38	$1.27	8.7%
- Discontinued operations	0.64	0.12	100.0+ %	0.08	0.11	(27.3)%

- Net earnings	$1.80	$1.25	44.0%	$1.46	$1.38	5.8%
Average shares outstanding:
Basic	1,501	1,590		1,501	1,590
Diluted	1,520	1,608		1,520	1,608
Gross margin	33.8%	34.5%		33.8%	34.7%
Operating income margin	11.2%	11.6%		12.8%	13.2%

[1]	Reconciliation of GAAP to Non-GAAP Condensed Statement of Earnings is available at www.kraft.com.

Kraft Foods Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information	Schedule 5
Net Revenues
For the Nine Months Ended September 30,
($ in millions) (Unaudited)

						% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures / Other	Impact of Acquisitions	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)	Volume		Mix		Price
2008 Reconciliation
U.S. Beverages	$2,304	$—	$—	$—	$2,304	1.2%	4.3%	(4.5	)pp	3.7	pp	5.1	pp
U.S. Cheese	2,848	—	—	—	2,848	8.6%	8.6%	(5.0)		(0.4)		14.0
U.S. Convenient Meals	3,202	—	—	—	3,202	7.9%	7.9%	1.5		2.4		4.0
U.S. Grocery	2,506	—	—	—	2,506	3.9%	3.9%	(2.0)		0.3		5.6
U.S. Snacks	3,736	—	(10)	—	3,726	4.3%	4.3%	(1.3)		(1.8)		7.4
Canada & N.A. Foodservice	3,279	—	(1)	(181)	3,097	10.7%	5.0%	2.9		(1.2)		3.3

North America	$17,875	$—	$(11)	$(181)	$17,683	6.3%	5.7%	(1.5)		0.7		6.5

European Union	8,357	(77)	(1,972)	(738)	5,570	53.5%	4.8%	0.1		1.1		3.6
Developing Markets	5,202	—	(400)	(355)	4,447	39.6%	19.4%	2.7		5.1		11.6

International	$13,559	$(77)	$(2,372)	$(1,093)	$10,017	47.9%	10.8%	1.6		2.3		6.9

Kraft Foods	$31,434	$(77)	$(2,383)	$(1,274)	$27,700	20.9%	7.5%	(0.6	)pp	1.4	pp	6.7	pp

2007 Reconciliation
U.S. Beverages	$2,277	$(68)	$—	$—	$2,209
U.S. Cheese	2,623	—	—	—	2,623
U.S. Convenient Meals	2,967	—	—	—	2,967
U.S. Grocery	2,411	—	—	—	2,411
U.S. Snacks	3,581	(9)	—	—	3,572
Canada & N.A. Foodservice	2,962	(13)	—	—	2,949

North America	$16,821	$(90)	$—	$—	$16,731

European Union	5,444	(130)	—	—	5,314
Developing Markets	3,726	—	—	—	3,726

International	$9,170	$(130)	$—	$—	$9,040

Kraft Foods	$25,991	$(220)	$—	$—	$25,771

Kraft Foods Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information	Schedule 6
Operating Income[1]
For the Nine Months Ended September 30,
($ in millions) (Unaudited)

						% Change
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non- Restructuring	(Gains) / Losses on Divestitures, net	Excluding Items (Non- GAAP)	As Reported (GAAP)	Excluding Items (Non- GAAP)
2008 Reconciliation
U.S. Beverages	$359	$43	$—	$1	$403	39.1%	3.1%
U.S. Cheese	419	15	—	—	434	29.7%	11.6%
U.S. Convenient Meals	318	15	—	—	333	1.6%	(1.8)%
U.S. Grocery	777	7	—	—	784	4.7%	2.3%
U.S. Snacks	464	14	—	—	478	(0.6)%	(0.4)%
Canada & N.A. Foodservice	387	50	—	—	437	20.9%	31.2%

North America	$2,724	$144	$—	$1	$2,869	12.4%	6.3%

European Union	511	116	61	92	780	37.7%	57.9%
Developing Markets	552	49	—	—	601	55.9%	57.7%

International	$1,063	$165	$61	$92	$1,381	46.6%	57.8%

Unrealized G/(L) on Hedging Activity	(38)	—	—	—	(38)	(100.0+ )%	(100.0+ )%
Corporate Items	(234)	—	55	—	(179)	(58.1)%	(20.9)%

Kraft Foods	$3,515	$309	$116	$93	$4,033	16.9%	17.5%

2007 Reconciliation
U.S. Beverages	$258	$13	$120	$—	$391
U.S. Cheese	323	66	—	—	389
U.S. Convenient Meals	313	26	—	—	339
U.S. Grocery	742	24	—	—	766
U.S. Snacks	467	25	—	(12)	480
Canada & N.A. Foodservice	320	13	—	—	333

North America	$2,423	$167	$120	$(12)	$2,698

European Union	371	123	—	—	494
Developing Markets	354	35	—	(8)	381

International	$725	$158	$—	$(8)	$875

Unrealized G/(L) on Hedging Activity	6	—	—	—	6
Corporate Items	(148)	—	—	—	(148)

Kraft Foods	$3,006	$325	$120	$(20)	$3,431

[1]	Unrealized gains and losses on hedging activity are now excluded from segment operating income in order to provide better transparency of our segment operating results.

Kraft Foods Inc. and Subsidiaries	Schedule 7
Condensed Balance Sheets
($ in millions) (Unaudited)

	September 30, 2008	December 31, 2007	September 30, 2007
Assets
Cash & cash equivalents	$737	$567	$498
Receivables, net	4,709	5,197	3,942
Inventory	4,664	4,096	4,375
Other current assets	1,147	877	729
Property, plant & equipment, net	10,638	10,778	9,967
Goodwill	28,573	31,193	25,768
Other intangible assets, net	13,496	12,200	9,992
Other assets	2,981	3,085	2,088

Total assets	$66,945	$67,993	$57,359

Liabilities & Shareholders’ Equity
Short-term borrowings	$1,000	$7,385	$2,836
Current portion of long-term debt	719	722	20
Accounts payable	3,439	4,065	2,908
Other current liabilities	5,137	4,914	4,430
Long-term debt	18,874	12,902	10,600
Deferred income taxes	5,439	4,876	3,837
Other long-term liabilities	5,936	5,834	5,846

Total liabilities	40,544	40,698	30,477

Total shareholders’ equity	26,401	27,295	26,882

Total liabilities & shareholders’ equity	$66,945	$67,993	$57,359

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Condensed Statements of Earnings

For the Three Months Ended September 30,

(in millions, except per share data) (Unaudited)

	2008						2007
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non- Restructuring	(Gains) / Losses on Divestitures, net	Excluding Items (Non- GAAP)		As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non- Restructuring	Excluding Items (Non- GAAP)
Net revenues	$10,462	$—	$—	$—	$10,462		$8,760	$—	$—	$8,760
Cost of sales	7,096	(6)	—	—	7,090		5,835	(17)	—	5,818
Gross profit	3,366	6	—	—	3,372		2,925	17	—	2,942
Marketing, administration & research costs	2,084	(16)	(2)	—	2,066		1,818	(10)	—	1,808
Asset impairment and exit costs	123	(68)	(55)	—	—		173	(53)	(120)	—
(Gains) / losses on divestitures, net	1	—	—	(1)	—		—	—	—	—
Amortization of intangibles	7	—	—	—	7		3	—	—	3
General corporate expenses	115	—	(55)	—	60		46	—	—	46
Operating income	1,036	90	112	1	1,239		885	80	120	1,085
Interest & other debt expense, net	298	—	—	—	298		165	—	—	165
Earnings from continuing operations before income taxes	738	90	112	1	941		720	80	120	920
Provision for income taxes	192	28	55	—	275		185	29	68	282
Effective tax rate	26.0%				29.2%		25.7%			30.7%
Earnings from continuing operations	$546	$62	$57	$1	$666		$535	$51	$52	$638
Earnings from discontinued operations, net of income taxes	(8)	—	—	—	(8)		61	—	—	61
Gain on divestiture of discontinued operations, net of income taxes	860	—	—	(860)	—		—	—	—	—
Net earnings	$1,398	$62	$57	$(859)	$658		$596	$51	$52	$699
Earnings per share:
Basic
- Continuing operations	$0.37	$0.04	$0.03	$—	$0.45	*	$0.34	$0.03	$0.03	$0.41 *
- Discontinued operations	0.58	—	—	(0.58)	(0.01	)*	0.04	—	—	0.04

- Net earnings	$0.95	$0.04	$0.03	$(0.58)	$0.44		$0.38	$0.03	$0.03	$0.45 *
Diluted
- Continuing operations	$0.36	$0.04	$0.03	$—	$0.45	*	$0.34	$0.03	$0.03	$0.40
- Discontinued operations	0.57	—	—	(0.57)	(0.01	)*	0.04	—	—	0.04

- Net earnings	$0.93	$0.04	$0.03	$(0.57)	$0.44	*	$0.38	$0.03	$0.03	$0.44
Average shares outstanding:
Basic	1,479				1,479		1,557			1,557
Diluted	1,496				1,496		1,576			1,576
Gross margin	32.2%				32.2%		33.4%			33.6%
Operating income margin	9.9%				11.8%		10.1%			12.4%

Supplemental Data
Depreciation & amortization	$245						$220
Capital expenditures	311						352

*	Does not foot due to rounding.

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Condensed Statements of Earnings

For the Nine Months Ended September 30,

(in millions, except per share data) (Unaudited)

	2008						2007
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non- Restructuring	(Gains) / Losses on Divestitures, net	Excluding Items (Non- GAAP)		As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non- Restructuring	(Gains) / Losses on Divestitures, net	Altria Group, Inc. Interest from Tax Reserve Transfers	Excluding Items (Non- GAAP)
Net revenues	$31,434	$—	$—	$—	$31,434		$25,991	$—	$—	$—	$—	$25,991
Cost of sales	20,813	(15)	—	—	20,798		17,018	(47)	—	—	—	16,971
Gross profit	10,621	15	—	—	10,636		8,973	47	—	—	—	9,020
Marketing, administration & research costs	6,473	(43)	(6)	—	6,424		5,492	(51)	—	—	—	5,441
Asset impairment and exit costs	306	(251)	(55)	—	—		347	(227)	(120)	—	—	—
(Gains) / losses on divestitures, net	93	—	—	(93)	—		(20)	—	—	20	—	—
Amortization of intangibles	18	—	—	—	18		9	—	—	—	—	9
General corporate expenses	216	—	(55)	—	161		139	—	—	—	—	139
Operating income	3,515	309	116	93	4,033		3,006	325	120	(20)	—	3,431
Interest & other debt expense, net	934	—	—	—	934		378	—	—	—	77	455
Earnings from continuing operations before income taxes	2,581	309	116	93	3,099		2,628	325	120	(20)	(77)	2,976
Provision for income taxes	818	95	55	28	996		803	117	68	(22)	(27)	939
Effective tax rate	31.7%				32.1%		30.6%					31.6%
Earnings from continuing operations	$1,763	$214	$61	$65	$2,103		$1,825	$208	$52	$2	$(50)	$2,037
Earnings from discontinued operations, net of income taxes	115	—	—	—	115		180	—	—	—	—	180
Gain on divestiture of discontinued operations, net of income taxes	860	—	—	(860)	—		—	—	—	—	—	—
Net earnings	$2,738	$214	$61	$(795)	$2,218		$2,005	$208	$52	$2	$(50)	$2,217
Earnings per share:
Basic
- Continuing operations	$1.17	$0.14	$0.03	$0.04	$1.40	*	$1.15	$0.13	$0.03	$—	$(0.03)	$1.28
- Discontinued operations	0.65	—	—	(0.57)	0.08		0.11	—	—	—	—	0.11

- Net earnings	$1.82	$0.14	$0.03	$(0.53)	$1.48	*	$1.26	$0.13	$0.03	$—	$(0.03)	$1.39
Diluted
- Continuing operations	$1.16	$0.14	$0.03	$0.04	$1.38	*	$1.13	$0.13	$0.03	$—	$(0.03)	$1.27 *
- Discontinued operations	0.64	—	—	(0.57)	0.08	*	0.12	—	—	—	—	0.11 *

- Net earnings	$1.80	$0.14	$0.03	$(0.52)*	$1.46	*	$1.25	$0.13	$0.03	$—	$(0.03)	$1.38
Average shares outstanding:
Basic	1,501				1,501		1,590					1,590
Diluted	1,520				1,520		1,608					1,608
Gross margin	33.8%				33.8%		34.5%					34.7%
Operating income margin	11.2%				12.8%		11.6%					13.2%

Supplemental Data
Depreciation & amortization	$752						$662
Capital expenditures	901						858

*	Does not foot due to rounding.